Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

Ducommun Acquisition Corporation

ARTICLE I

NAME OF CORPORATION

The name of this corporation is:

Ducommun Acquisition Corporation

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the corporation is:

James S. Heiser

c/o Ducommun Incorporated

111 West Ocean Blvd., Suite 900

Long Beach, CA 90801

ARTICLE VI

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

ARTICLE VII

ELECTION OF DIRECTORS

Elections of directors used not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VIII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this Article VIII at the time of such repeal or modification.

ARTICLE IX

CORPORATE POWER

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

CREDITOR COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated: November 2, 1999

/s/ James S. Heiser
James S. Heiser, Incorporator

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DUCOMMUN ACQUISITION CORPORATION

First, that at a meeting of the Board of Directors of Ducommun Acquisition Corporation (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of the Corporation be amended by changing Article I so that, as amended, said Article shall be and read as follows:

“The name of this corporation is: Parsons Precision Products, Inc.”

Second, that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth, that: the capital of said corporation shall not be reduced under or by reason of said amendment.

Dated: November 22, 1999

By:	/s/ James S. Heiser
Name:	James S. Heiser
Title:	Vice President and Secretary

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PARSONS PRECISION PRODUCTS, INC.

First, that at a meeting of the Board of Directors of Parsons Precision Products, Inc. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholder of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article I so that, as amended, said Article shall be and read as follows:

“The name of the corporation is: Ducommun AeroStructures, Inc.”

Second, that thereafter, pursuant to resolutions of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth, that the capital of said Corporation shall not be reduced under or by reason of said amendment.

Dated: January 2, 2004

By:	/s/ James S. Heiser
James S. Heiser, Secretary

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